Filed Pursuant to 424(b)(5)
Registration No. 333-238275

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated May 14, 2020)

$3,700,000

Common Stock

This Prospectus Supplement No. 2 dated February 18, 2021, or this Prospectus Supplement, supplements and amends our Prospectus dated May 14, 2020, as previously supplemented by the prospectus supplement dated June 19, 2020, which we refer to collectively as the “Prospectus.”

This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto. This Prospectus Supplement supplements or amends only those sections of the Prospectus identified in this Prospectus Supplement; all other sections of the Prospectus remain unchanged.

The Prospectus relates to the offering, issuance and sale by us of shares of our Common Stock that may be issued and sold from time to time under the Sales Agreement that we entered into with Roth Capital Partners, LLC or Roth, on June 19, 2020. As of the date of the filing of this Prospectus Supplement, we have sold 1,034,068 shares of our Common Stock covered by the Prospectus pursuant to the Sales Agreement.

We are filing this Prospectus Supplement to supplement and amend, as of February 18, 2021, the Prospectus to reduce the maximum aggregate offering price of our Common Stock that may be offered, issued and sold under the Sales Agreement. Accordingly, we may offer and sell shares of our Common Stock having a maximum aggregate offering price of up to $3,700,000 from time to time through Roth, acting as our sales agent or principal in accordance with the Sales Agreement.

Sales of our common stock, if any, under the Prospectus, as amended or supplemented by this Prospectus Supplement, will be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Roth is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Roth and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “CREX.” On February 17, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.98 per share.

Investing in our Common Stock involves risks. See the “Risk Factors “section of the Prospectus and in the documents we incorporate by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement and the accompanying Prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus supplement is February 18, 2021.